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                                                                    Exhibit 99.2

                        MERCANTILE BANKSHARES CORPORATION
                            Earnings Conference Call
                                   Moderator:
                              January 28/th/, 2004
                                 10:00 a.m. EST

OPERATOR: Good morning, and welcome to today's Mercantile Bankshares Earnings conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation. To queue in for questions, you may do so by pressing one followed by four on your touchtone phone. To remove yourself from the queue, you may do so by pressing the pound key. It is now my pleasure to turn the floor over to Dave Borowy, Director of Investor Relations for Mercantile. Sir, the floor is yours.

DAVE BOROWY, DIRECTOR OF INVESTOR RELATIONS, MERCANTILE BANKSHARES CORP.: Thank you Dina. Good morning everyone, and thank you for joining us today. I would like to inform you that this call is being recorded, and will be available for replay along with our earnings release at our company's investor relations website, www.mercantile.com. With me on the call this morning are Ned Kelly, Chairman, President, and CEO of Mercantile Bankshares Corporations, Terry Troupe, our Treasurer and CFO, and Ellen Harvey, Senior Vice President and Portfolio Manager.

Before I turn the call over to Mr. Kelly, I'd like to address some obligatory disclosure matters. The press release announcing our earnings was distributed via PR Newswire at 7:00 a.m. eastern time. I would like to remind you that during the course of this conference call, we may make forward-looking statements within the meaning of and pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion, or statement of beliefs and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates, and other economic conditions, and results may ultimately vary from the statements made during this call. In this call we will discuss some non-GAAP measures in talking about our company's performance, and you can find the reconciliation of those measures to GAAP measures within our news release, which is posted in the Investor Relations section of our website.

I now present to you Mr. Ned Kelly.

NED KELLY, CHAIRMAN, PRESIDENT, AND CEO OF MERCANTILE BANKSHARES CORP.: Good morning. I appreciate you being here for our fourth quarter earnings conference call. The year-over-year, December 31/st/, 2003 versus 2002, as you know, is not particularly relevant. The comparisons between those two periods is significantly affected by F&M and the investment and wealth management acquisitions we did during the year. I will focus briefly on the year-over-year, and then try to focus more on the fourth quarter, which I think is particularly relevant in this case.

GAAP net income for the year was 196.8 million. That was up four percent over 2002. Our GAAP diluted EPS was 2.68 for 2003 versus 2.72 for 2002. As you know, that's due to an increase in the average shares outstanding in connection with the F&M acquisition, and that number moved from 70.1 million to 73.4 million on an average basis during the course of the year.

We also incurred seven cents in merger related charges, and four cents in non-cash amortization during 2003. Our EPS for the year was $2.79 if you exclude the merger related and the non-cash amortization. As we have gone through some of your analysis, it's been difficult, frankly, to discern on what basis you've been thinking about earnings. But as we look at it, I think the EPS for the year could range from $2.75 to $2.79, it would be $2.79 if you took the $2.68 GAAP and added the seven cents in merger related charges, it would be $2.79 on a variety of bases, which would be involved, among other things, taking the first two quarters GAAP and then just adding the third and fourth quarter operating, or taking our operating EPS of $2.73 and adding six cents in securities gains.

With respect to the fourth quarter in particular, which as I said I believe is more relevant in this case, our GAAP diluted EPS was 63 cents, that was flat with the third quarter. Our operating EPS, as we have defined it in the press release, as you know, was 69 cents versus 67 cents for the third quarter, and that increase was driven in part by four cents in merger related charges versus two cents in the third quarter, and there was two cents in non-cash amortization which was flat with the third quarter.

The fourth quarter returns were 1.47% return on assets, return on average tangible equity was 16.49%. If you exclude the merger related charges, those numbers become 1.55% and 17.40%. Our average tangible capital ratio at year-end was 9.51%, the end of period tangible capital ratio was 9.78%.


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Turning to operating income, it was $54.5 million which was up nine percent over the $49.9 million for the third quarter. Net interest income was up from $122.2 million to $133.2. Notably the margin improved during the quarter from 4.19% to 4.28%, which as you know, reverses the trend that we have been experiencing during the course of the year. Margin improvement was driven by slower repayments and refinancing, which in turn had a positive impact on a consumer and residential real estate loans, the securities portfolio, put another way, reduced the bleeding that we had been suffering during the course of 2003 given the interest rate environment.

The other positive news from the fourth quarter was that loan growth was actually up 2.9 percent on a linked quarter basis, and it was up in all categories, but leasing, which, as you know, has been a planned run off for us. That resulted in 11.3 percent annualized growth. Deposits were down slightly, about 30 basis points, but there were relatively significant increases in non-interest bearing deposits which is still 26 percent of our total deposits. Those non-interest bearing deposits grew roughly two percent on a linked quarter basis, which is about 7.7 percent annualized. Savings and checking with interest also grew. That gross was offset by the run off in time deposits and money market accounts. To some extent that was planned. The yield on our deposits was actually down to 1.18% from 1.27% on a linked quarter basis.

Securities portfolio was stable at 25 percent of earning assets, which is about where it's been. The yield was helped by the slowing of prepayments. It was 4.14% for the fourth quarter versus 4.03% for the third quarter, and again that's for a reversal of fairly significant declines earlier in the year. Composition of the portfolio is relatively unchanged since September 30/th/, and relative to the numbers that we gave you during the third quarter earnings conference call.

Treasuries are 27 percent roughly, agencies are 27 percent, mortgages are at 42 percent, municipals are four percent. The weighted average maturity is 3.0 versus 2.9 at the end of September 30/th/, the duration is 2.4 versus 2.3. The unrealized gain is roughly 36 million which is down from 52 million September 30/th/.

Our targets with respect to the portfolio are still roughly 40-20-40, treasuries, agencies, mortgages. But we're trying to be opportunistic and sensible about reaching those targets rather than mechanistic, and we're dealing with the incorporation of the F&M portfolio, which I think as all of you know our securities portfolio is still very conservative by peer standards.

Non-interest income was $47.4 million versus $45.9 million for the third quarter. Investment and wealth management revenues were $21.5 million versus $20.6 million for the third quarter. Assets under management, we're up from $20.6 billion to $21.8 billion. As you know, we had a strong equity market during the third quarter, the fourth quarter rather, that helps us. Having said that, only a third of our assets are in equities, so the effect of it is somewhat muted as a result of that. We also had improving sales in the business, which helped it. I believe that there's still work to be done in the investment wealth management area, and it continues to be a focus of ours. Having said that, some positive trends emerged during the fourth quarter which heartened us, and I think create a positive outlook potentially for 2004.

Mortgage banking fees were actually down 17 percent from the third quarter. I think you've seen that in a variety of context. Fortunately, we were not as mortgage banking dependent as some others. But having said that, those fees were still down considerably during the fourth quarter's as refinancing activity slowed.

Non-interest expenses on a linked quarter basis were up nine percent, $99.4 million versus $91.2 million. And I think it's important to analyze those in the context of what was going on. And if you exclude the F&M full quarter run rate, since we had it only for part of the third quarter and all the fourth quarter, that was about $8.5 million. We had incremental merger related charges, fourth quarter versus third quarter, of about 2.3 million. We terminated a technology contract, which was related to investment and wealth management, which cost us about 525,000, and there was an incremental increase in the directed deferred comp of 871,000. As you know, that number fluctuates with our stock price, one over which we don't have a great deal of control. We're continuing to look at ways in which we can eliminate that volatility, because while it's not at the end of the day a huge deal it is still a little meddlesome to have it be as volatile as it is quarter to quarter.

So if you take those numbers, they add to about 12.2 million. But for apples to apples purposes, we then deducted the severance of 3.24 million that we paid in the third quarter on the theory that that was extraordinary as well. And if you net all of that out, expenses linked quarter were actually down about 700,000 dollars or roughly one percent.

As I look at the fourth quarter versus the third, and think of it in a way that many of you might, if I add back the severance in the third quarter to the 67 cents operating, that severance is roughly three cents after tax, that would generate a number of 70 cents. That leaves the fourth quarter at 69 cents, one cent short of the third quarter. The reasons for that are the increase in the director deferred comp, which is about one cent after tax, and then there was about another penny and a half after tax due to the slowing in mortgage banking and the termination of that investment and wealth management technology contract, the bulk of that was attributable to the slow down in mortgage banking.


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Credit quality linked quarter was stable. Non-performers were down slightly from
57 basis points to 55 basis points. The dynamic associated with that, as we pointed out in the press release, was restructuring of a credit, which had been non-performing and that resulted in a five million dollar reduction in the non-performers roughly there were also certain charge-offs, that was offset by the addition of a nursing home credit which we had mentioned in the context of the third quarter, which was about 6.5 million.

Monitored loans were down slightly from $30.5 million to $28.4 million. The migration of the nursing home to nonperform, was actually offset by an affiliate credit to a government contractor of about $5.6 million. But the fact is that the monitored credits were still down slightly on a linked quarter basis. Thirty to 89 day loans were up to $43.6 million from $40.7 million in the third quarter. But given the seasonality, which we pointed out to you last year, that compares very favourably to $104 million last year, again to the last year at 12/31, especially given the fact that F&M is now in the mix and contributes to that category. As I'm sure you can see from some of the schedules, interestingly enough, the driver of that was residential home equity and consumer loans, which is attributed to the F&M portfolio what we would think of as the old core Mercantile portfolio actually performed pretty well in that connection.

The allowance is at $155 million or 1.68 percent of loans, down from 1.73%. The coverage of non-performers is actually up slightly from 305% to 308%. Net charge offs were up from $3.5 million, I'm sorry, from $2.7 million to $3.5 million. We believe F&M is going well. As I said, we had seven cents in merger related charges this year. We believe there should not be more than another penny during 2004. We have some work left to do, but not a lot. We suspect, as we've said, that any additional charges will not exceed one cent. We also believe that the stages is set to realize substantially all the $26.5 million projected annual cost savings. We've closed 18 of the 21 branches that we plan to close. We have severed 242 people in connection with the deal. We're focussed very heavily in the execution in terms of both cost saves and growth, and a principal concern of our continues to be customer retention, which at least in the early days seems to be going well.

With respect to 2004, I think it's very difficult to predict. There are some encouraging signs. Loan growth, as I mentioned, during the fourth quarter, seemed to pick up. There has been mixed signals throughout the industry about that, as you know, with some banks experiencing some substantial growth and others suggesting it may continue to be muted. At least in our case, it seems that there were some encouraging signs in the fourth quarter. Clearly, the biggest boost for us would come from an increase in rates and an improving economy. Still not clear to me whether that's going to happen. My sense is that the consensus is that if there is to be an increase, it's likely to be in the latter half of the year. But my predictive powers are certainly no better than yours. What is clear is that the compression in margin during the course of 2003 clearly hurt us and continues to hurt us. If you look at in terms of roughly a 29 basis point compression, which is about where I think about it, because we went from 4.57% in the first quarter to 4.28% at the end of the fourth quarter. If you look at it on an average basis during the course of the year it was 4.65% at the end of 2002, 4.34% at the end of 2003 on an average basis. It's about 29 to 30 basis points. If you apply that to our asset base of roughly $13 billion, that equates to as much as 29 cents in earnings per share, roughly 23 million dollars after tax. I mention that only to show the depressing effect, obviously, that compression had on earnings during 2003, but also to highlight the leverage associated with an improving economy and increase in interest rates during 2004. But as I said, we're not necessarily depending on that. The consensus seems to be that if it does occur, it won't occur until later in the year.

The good news is that F&M gives us operating leverage and the opportunity to grow. I think we can get the costs out, I think we can grow the franchise. I think there's also additional leverage and an improvement in investing and wealth management business, but as you know at the end of the day, that's still a relatively small part of the firm and we have a ways to go. And as I've mentioned, I though there were some encouraging signs.

The offsets of the F&M cost saves during 2004, and as I've said, I think the stage has been well set to achieve those cost saves, are in the form of additional investments that we might make. We opened nine branches in 2003, many of which were put online in 2002 or had been planned to be put online from 2002 forward. We have also opened, as many of you know, in Washington and Northern Virginia. We may open some new branches in 2004. I've made it clear, however, and I believe everybody here subscribes in the notion that the extent that we open new branches we should be very careful to analyze those that we have in place for purposes of rationalizing the network as a whole and financing any expansion through saves associated with making our branch system more efficient.

The other burden, which I'm sure you've heard about from others, is compliance. Compliance has clearly become much more of an issue with the regulators, both in the form of SEC and the Fed. There are additional costs associated with that. At the end of the day, they're not significantly material but they are there, and it's something the regulators have focussed on. I think as many of you know from conversations with me, I have very little, in fact zero, appetite for regulatory or legal risk, and we are doing our level best to ensure that we satisfy even beyond the letter of the law what they seem to suggest with respect to the regulators and other authorities interested in compliance.


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With that, I would be happy to open it to questions. One other thing that I might add. On the acquisition front, and I've noticed that many of you have commented on this, and we have looked at it for a whole range of reasons very hard ourselves, it continues to be a sellers market, especially at the lower end of the market. Notwithstanding the fact that some of these larger deals are being done on what are perceived to be smaller or no premium basis, with the exception of Bank of America - Fleet. The fact is, if you go down in the market, the smaller banks by and large are still commanding very significant premiums. There have been a couple of examples recently, one this week, where the tangible ratios seem to be pretty consistently exceeding three, where the earnings per share and the P/E multiples seem to be exceeding 20, and the core deposit premiums have escalated. We are going to continue to be very disciplined as we look at that, and try to measure any acquisition against what we believe we might be able to do on an organic or De novo basis. And given the prices that seem to be demanded in the market at this stage, my suspicion is that at least for us, acquisition activity may end up being muted in 2004, although that will depend heavily on how things evolve at particular banks.

With that, I'd be happy to open it up to questions.

OPERATOR: Thank you. And as a reminder, to ask a question, you may do so by pressing one followed by four on your touchtone telephone. Please hold as we poll for questions. And our first question is coming from Todd Hagerman with Fox-Pitt, Kelton.

TODD HAGERMAN, FOX-PITT, KELTON: Good morning everyone.

NED KELLY: Scott, how are you.

TODD HAGERMAN: Good thanks. Couple questions if I could delve in to the expense side a little bit, and some of your comments on the wealth management. You've had a lot of noise kind of in the expense line the last couple of quarters, and I guess I'm curious to hear a little bit more about on the wealth management side some of the a) the positive trends that you mentioned in the quarter, and then just in terms kind of how we should think about the direction of your plans in terms of enhancing the distribution and service capabilities in the wealth management area, particularly in `04.

NED KELLY: Yeah Todd, I think the positive trend is, has been revenue driven certainly in the fourth quarter. As I mentioned, I think revenues were up to $21.5 million from the mid twenties. That gives you a run rate for the year of $84 million relative to the prior year where I believe the run rate was $68 million. That's in part driven by acquisitions, but it's also driven by organic growth. I think we're doing better on the sales front. I think we have the organization, at this stage, more focussed.

With respect to the noise that you site, there were two principle charges basically. One was obviously the severance charge associated with Wallace's departure in the third quarter. The second one was a technology termination fee, which I mentioned, which was about $525,000, which frankly due to the very good work of the people involved turned out to be considerably lower than we would have thought. But that was designed to put us on a better footing on the technology front.

In 2004, I think we will continue to look opportunistically, in particular at acquisitions, some of people. Every once in a while we look at firms as well. But it will be designed to fill two goals. One is you say to enhance distribution and service with respect to people that we might be able to acquire. And secondly, as we look at it, there may be niche product areas that we'd like to try to fill too. Our business, as you know, is composed of both personal and institutional. There are varying demands in those areas, and we look at both, principally because we are involved in both, and I think it's important to try to grow both. But as I said, I've been encouraged not only by the trends in the fourth quarter, but also my sense of the momentum we're developing internally and people's greater confidence in our ability to achieve, not only additional growth, but also profitability in that area.

TODD HAGERMAN: OK. And you mentioned the increasing cost, the compliance. Is that, can you give us a little bit more color there?

NED KELLY: Yeah, I think that revolves around the holding company basically. As you know, the Fed in particular, and I think the other bank regulators on the heels of the SEC and some of the things that have happened, and there have been some particular circumstances in the banking area that I think have given them some pause. Obviously our neighbours across the street had a huge problem at one point, which I think got people's attention, and they've become much more aggressive on the regulatory front. I think the regulators by and large in the past were most interested in how it was that you performed. And to the extent that you performed well, they were willing to give you the benefit of the doubt. I think they've concluded that at the end of the day, process is as important as performance, and to the extent that they can't understand based on the process you've got in place how it is that you generate that performance, they want to understand it better. We are in the process here,


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notwithstanding our historic, very strong performance and very strong regulatory position, of in fact just documenting a lot of processes which, in fact, lead to that performance, but in some respects had not been fully institutionalized in terms of being setting pen to paper and having everybody share a view. I think it's just an increased focus on their part on risk in particular, whether it's credit risk or operational risk or market risk, and they're asking people to take additional steps to ensure that they handled them properly. The most vivid example of the regulator's increased focus in that area, for me at least, has been Fifth Third -- about which I don't know a lot of details other than what had been published. But Fifth Third, as you know, has been one of the best performing bank institutions in the United States over the last ten years, and they ran in to some reasonably serious issues with regulators as it appears, based on the risk management systems.

TODD HAGERMAN: If I could just follow up on that, on the flip side, have you noticed any opportunities from a revenue perspective as some of this kind of shakes out in the industry?

NED KELLY: We're hoping, and in fact we have on an opportunistic basis launched some advertising campaigns trying to highlight our integrity, reliability, and dependability, especially in the investment wealth management front on the back obviously, of some of the issues in the mutual fund industry. I think it's always very difficult to tell whether in fact you're benefiting from it or not, but we, like you, have identified that as a potential opportunity.

TODD HABERMAN: Great, thanks very much.

NED KELLY: Sure.

OPERATOR: Thank you, and our next question is coming from Claire Percarpio with Janney Montgomery.

NED KELLY: Hi Claire.

CLAIRE PERCARPIO, ANALYST, JANNEY MONTGOMERY: Hi Ned. Couple of questions. You mentioned feeling encouraged on the wealth management area, and if you could go in to a little bit of detail there other than market lists, you know, what's giving you encouragement. And then second, your net interest margin was a bit wider than I was expecting. The average securities portfolio balances were lower. So the dollar, you know, the net interest income was sort of what I was looking for. I'm just kind of, I don't know if I was just off on my estimates, as I can be, or was there sort of intentional shrinking in the securities portfolio. And then third, if you could comment on any share buy-backs, and if you could go out with some guidance on the net interest margin that would be great for the next quarter or two anyway.

NED KELLY: Claire, let me go back, let me go to the first point. I think on an average balance basis, we have not been intentionally trying to shrink the securities portfolio. Having said that, as we've incorporated F&M, we've tried to look at the portfolio, frankly conform it more to what we do, and it may be as part of that that the numbers fluctuate, but there was no intent on that front. In other words, no conscious effort essentially to reduce the size of it. As you can see, we fortunately have been in a position where our fed fund sold number has gone down, which has helped us obviously on the margin front, and in general we've been helped by the fact that the refinancings since slowed. We are still very liquid, fortunately, but given the pick up in loans, given some of the other dynamics, I feel actually better about how it is that we're deploying our liability in the form of the assets.

With respect to projecting a net interest margins, you know Claire, I've been a miserable failure at that over the last couple of years, unfortunately. I think our view has been, as we've said in the third quarter, that if the market stabilized we thought then the net interest margin would stabilize. The fact is that they improved slightly from our perspective in terms of the slowing and refinancing and our being able to generate some loan growth that we were able to get a nine basis points pick up in the margin. I hope that the extent that loan growth continues as we saw in the fourth quarter that the margins should continue to improve. And as you know from my comments, I think we've got, as you know, not withstanding the fact we've had conversations about this back and forth, and I think there's a difference in the view of degree, not in kind, with respect to our leverage in connection with increases in interest rates, it's very substantial.

On the investment wealth management front, I think what encouraged me most, Claire, was just the fact that we are selling more. Unfortunately or fortunately, only a third of our assets are in equity, so whatever happens in the equity market has an impact on us, but not as great as it might on some others with a higher concentration of equities. But if you look at what we did during the course of 2003, for example, we had $600 million in asset sales and $2.9 million in revenues. And that compares to 2002, for example, where we were able to sell $450 million in assets and two million in revenues. So we are, in fact, generating some greater momentum just in terms of attracting new clients, which I think is the most important thing for me. The other thing, as we discussed in connection with the third quarter earnings, is I think we now have greater focus in terms of what it is that we're trying to do. We are a niche product player. We are, in fact, a service and distribution oriented firm, trying to offer the best advice that we can, and I think we're now going down that path.


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One other thing I mention there Claire, is that as you know, historically we had done nothing to leverage the affiliate network in connection with investment and wealth management. There have been very encouraging signs of progress on that front as well as we've deployed a team to try to do more on what might be broadly construed as the retail front in terms of our funds through the affiliate network, and there were very good early signs on that, very good early signs on that front as well.

CLAIRE PERCARPIO: Thank you. And any comment on share buy-backs?

NED KELLY: Yes, one of the reasons that I mentioned I will probably give you my standard answer, but being astute as you are I'm sure you realized I mentioned the tangible capital ratio for a reason. It was 9.51% average and it was 9.78% at period end. As I've said before, we clearly have the capacity for something that we look at very intently.

CLAIRE PERCARPIO: Thank you.

OPERATOR: Thank you, and our next question is coming from Gary Townsend with Friedman, Billings and Ramsey.

NED KELLY: Hey Gary, I didn't want to disappoint you with that share buy-back answer.

GARY TOWNSEND, FRIEDMAN BILLINGS RAMSEY GROUP: No, no, you didn't. I think I had described it once as a monument to clarity or something. But you did it again. It sounds as though you're quite busy re-tooling, re-engineering the F&M Bancorp branch structure. How much more in the way, any color that you could add on that but specifically, how much of the cost saves have you already realized, how much more can we expect in coming quarters.

NED KELLY: Well I think Gary, as you know, the 26.5 million, let me take your first question first. We plan to close 21 branches. We have closed 18 of them. One of those additional closings may be deferred for some time for business reasons. The other two will go, and one is a sale. The fact is that I think we should get that done in the first quarter of 2004, that may result in that additional penny of charges. That is the incremental merger related charges we may have in 2004. With respect to the rest of it, we're done. So if you take the $26.5 million in cost saves, which as you know is essentially an annualized number, we believe that should begin to flow through on a quarterly basis during 2004.

GARY TOWNSEND: And how much might have been reflected already in the fourth quarter, is another way to ask that?

NED KELLY: It's hard to say. We think, in part given how we incorporated F&M, it is very much an art rather than a science in terms of actually looking at run rates third quarter versus fourth quarter in determining how much there was. A bunch of the people that we let go in fact were let go during the course of the fourth quarter on sort of an average basis. As you know, the other things that we did in terms of branch closings were staggered as well, we think the decline on an apples to apples basis, third quarter over fourth quarter were the first early signs of those cost saves, but we also believe that they should come through much more prominently in connection with the first quarter because we have, in fact, laid the vast majority, if not virtually all the ground work, for realizing them during the last two quarters of last year.

GARY TOWNSEND: Thank you very much.

NED KELLY: Sure.

OPERATOR: Thank you. Our next question is coming from Arielle Whitman with Sandler O'Neill.

NED KELLY: Hi Arielle.

ARIELLE WHITMAN, SANDLER O'NEILL: Hi Ned, how are you?

NED KELLY: Fine, thanks.

ARIELLE WHITMAN: My question focuses a little bit on the landscape, and it's twofold. Your comments were that it's unlikely that we'll expect to see additional acquisitions given the pricing of them. If you could share with us your thoughts on the De Novo branches and what areas, and maybe tie that in to a little bit discussing the competitive nature of the landscape and anything with respect to the First Virginia fall out or any other acquisitions.

NED KELLY: Yeah. I think we still, and again Ariel, as you know as I've said before, and as I mentioned in connection with Todd's question, it's very difficult for us to discern how much we benefit from the fall out of acquisitions or other industry trends. We can seek businesses, we get, usually a mixed mode of in terms of how we get it, but we still see signs of picking

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things up as a result not only of First Virginia, but of M&T Allfirst as well, which is to be expected, but part of that may have happened anyway.

With respect to your question about the landscape, we continue, no surprise, to look at deals in areas we think make sense for us. I think all of us have been stunned by some of the prices that have been paid, and it has caused us in each case, obviously with no announcements, to back off. You know, there were some of those deals that might very well have made sense, as a strategic and tactical matter, but were difficult for us to justify. Also frankly, we had due regard to people's concerns about fully incorporating F&M and realizing the benefits of that before we did anything else.

ARIELLE WHITMAN:  Sure.

NED KELLY: I think the interesting dynamic in the market as a macro matter is, as you know, there's a fair amount going on across the top. I think that generates some pressure on those just a level below that, in terms of deciding what they want to do. I think as they think about it, they may choose to do acquisitions themselves, and then the level below us, frankly, if you get to the smaller banks I think you've got a bunch of people working including that they might have a double dip opportunity if they sell, and some others who are concluding that I'd better bulk up in order to make myself attractive to that super regional group as a potential target. And I think that's generated some very full, and to some extent one could argue some very aggressive pricing in connection with those acquisitions.

On the De Novo branching front, we've opened one in Washington, DC, and we've opened four in Northern Virginia. We may open two more in Northern Virginia during the course of 2004. We're looking at them. As you know, that's long been an area of focus for us.

ARIELLE WHITMAN:  Sure.

NED KELLY: I believe the market there, in one respect, is very fragmented, especially at the lower end. All the big players are there. But when you look at the number of smaller players, community type players such as we are, or mid-size players, there are relatively few at this stage. We have historically done a fair amount of business there and had some very good clients. I believe that we can capitalize on that and grow it, and for what we offer, which is niche middle market lending, I think we can do very well in that market. It is a huge market, roughly five million people, I think it's currently the sixth largest market in the United States. It is 40, 50 miles away, and from some of our affiliates, it's just across the river, it's an obvious opportunity for us and one I think that we'll continue to pursue. As we look at those costs associated with opening the branches and staffing them up, they are not huge. I think the staffing costs, my recollection as we've looked at it are a couple of million dollars. I'm not even sure what the capitalized costs with respect to the branch is, but it strikes me as a far cheaper alternative to growth in that region than paying some of the prices on the acquisition front that people seem to be commanding.

ARIELLE WHITMAN:  OK.  Thank you Ned.

NED KELLY:  Sure.

OPERATOR: Thank you, and our next question is coming from Chris Mutascio of Legg Mason.

NED KELLY:  Hey Chris.

CHRIS MUTASCIO, ANALYST, LEGG MASON:  Good morning Ned, how are you.

NED KELLY:  Fine, thanks.

CHRIS MUTASCIO: Good. Ned, if I exclude the $4.7 million in M&A charges in the quarter, operating expenses are pushing about 52 percent of revenues, which is about from, if my calculations are correct, from about 50 percent in third quarter '03. Could you kind of give me some thought, kind of another way of looking at expenses, on where that ratio may be going? I purposely included in that number the amortization of intangibles, that's going to be there for some time. So I kind of want to know on a poor man's operating efficiency ratio, what we can expect going in to '04.

NED KELLY: Well Chris, I think there's two other things you've got to keep in mind there, actually, and I don't disagree with you on the amortization. I can understand why you might look at it that way. But just a question, and you include or exclude it for that purpose, the incremental cost, the full run rate of F&M obviously, otherwise you wouldn't have gotten to that number.

The other two factors as I mentioned is this directors deferred comp, which as you know is another $871,000, I think is the delta between the third and the fourth quarter. We plan to do something about that, we're going to figure out how to do,

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because you know that number is jumping around wildly from $100,000 roughly to over a million in terms of the pre-tax impacts, so we're looking at that. But I think in terms, the general drift of your question, which I think is right, I've said for some time as we continue to make investments in this firm, whether it's in investment and wealth management, which as you know historically has had a higher efficiency ratio if you will than the banking industry generally, or if it's in connection with an acquisition as significant as F&M which had a considerably higher efficiency ratio than ours, it probably will drift up. I think the fact is that our intent is to try to keep it below 50 percent. And on an operating basis, as we calculated it which did exclude the amortization, but we looked at it just on a cash basis, I think it was rough numbers 50.9%, which is 51% for the fourth quarter. And we would like to get it back below that. If I'm right about where we are with respect to F&M, we should be able to get there. And I can tell you that we have a renewed focus, especially given F&M on expense discipline. I think maintaining the efficiency ratio given what we're trying to do in the 44%, 45% area, given compliance, given the investments we want to make, given our investment and hopeful success in investment wealth management, it's going to be awfully difficult.

CHRIS MUTASCIO: On the deferred comp, what kind of things can you do and how soon can that be done?

NED KELLY: I wish I were more of an expert on it, but we've been looking at it for a couple of quarters. Terry's been working on it. I think there are some of our, fortunately some of our ingenious friends in the investment banking industry have come up with some ideas. We're actually looking at some potential insurance alternatives, and I think we should be able to get it done. We're going to try and get it done some time in the first or second quarter.

CHRIS MUTASCIO:  OK.  All right, thank you very much.

NED KELLY:  Sure, thank you.

OPERATOR: Thank you. Our next question is coming from Collyn Gilbert of Ryan
Beck.

NED KELLY:  Hey Collyn.

COLLYN GILBERT, RYAN BECK: Thanks Good morning Ned. Just a couple of questions, there's clearly a theme here on the expense side, and one of my questions follow up on that. Do you know what percent of your operating expenses is attributed to the investment and wealth management division?

NED KELLY: If you give me a second to think about that, I can probably tell you. It would be, the percentage of operating expenses would probably be, just think where they were, I can't tell you off the top of my head. But I can't imagine it's much more than ten or 12 percent.

COLLYN GILBERT: OK. Do you see that percentage changing? I mean as you, certainly this is an area you're going to expand and have to...

NED KELLY: Yes. As revenues change, I hope so. I mean obviously our principle objective during 2004 is to try to make sure revenues grow faster than expenses. But I think your point is a fair one. You know, with respect to the efficiency ratio overall, at the end of the day, investment and wealth management until it gets considerably larger will not have that much impact. Having said that, it is having a drag right now because we have had expenses exceeding revenues, if you see what I'm saying.

COLLYN GILBERT:  Right.

NED KELLY: So I think we can get it back below, even consistent with doing some acquisitions with firms if for whatever reason tend to be more retail oriented, have higher efficiency ratios than we do, our objective, our goal is to try to get that number below 50. But as I said, I have no aspirations because I don't think it would make sense in our current context to get back to the mid forties.

COLLYN GILBERT:  OK, OK.  And then just two more quick questions.

NED KELLY:  Oh going back to it it's 15 percent.

COLLYN GILBERT:  15 percent.

NED KELLY:  Terry checked for me.

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COLLYN GILBERT: OK. Thanks. And then in terms of mortgage banking, while it's down obviously from the third quarter, but it's certainly nothing like, at least I've seen some of the companies that I follow, I mean because some people are seeing 50, 60 percent drops.

NED KELLY:  Yeah.

COLLYN GILBERT: Are we not seeing the worst of it or what's your sense for the outlook for the mortgage banking business?

NED KELLY: Well you know it's interesting, we've had a long internal debate about that, as a matter of fact. And my view has been, as you know, that we have not historically done enough on the mortgage front within the banking network. And by that I mean we haven't made enough mortgages. We simply haven't originated enough, held enough for our own portfolio. Our percentages have been well below some of the others. With the addition of F&M, and with the addition of mortgage banking business they've got, I think the opportunity is huge for them to penetrate our network generally. So if you look at it apples to apples, I think the opportunity for the F&M business to grow in the context of Mercantile as a whole, and given our appetite for additional mortgages, it's pretty considerable. And that should take the edge off of any secular decline in the business which you're seeing elsewhere principally because of the additional opportunities that we've got in the network.

COLLYN GILBERT:  OK.

NED KELLY: As you know, we had what I would describe as sporadic and skeletal, with respect to our interest in generating mortgage loans, it was done principally by the affiliates on a one-off basis by each of them, and we're trying to bring greater sense to that from a holding company standpoint, recognizing that if in fact we're willing to buy mortgage backed securities from the securities portfolio, we should be perfectly willing to originate sensible mortgage loans.

COLLYN GILBERT: OK. And then my final question is just for your budgetary purposes, are you factoring in a rate hike at all in '04?

NED KELLY:  No.

COLLYN GILBERT:  OK.  All right, great.  Thanks guys.

NED KELLY:  Sure, thank you.

OPERATOR: Thank you, and our next question is coming from Ross Demmerle with Hilliard Lyons.

ROSS DEMMERLE, HILLIARD LYONS:  It was answered, thanks.

NED KELLY:  Hey Ross.

ROSS DEMMERLE:  Hey.  Yeah, the question was answered.  Thank you.

NED KELLY:  Thank you.

OPERATOR:  Thank you sir.  We'll move on to Henry Coffey with Ferris, Baker,
Watts.

HENRY COFFEY, FERRIS, BAKER, WATTS:  Hello everyone.

NED KELLY:  Henry, how are you.

HENRY COFFEY: Great. As you build up at the holding company level, and start taking a more detailed look at the franchise as a whole, are there any large technology expenditures likely to come out of the process?

NED KELLY: No, not that I'm aware of. Now having said that, I've also been clear in the fact that we have no aspirations to be cutting edge on the technology front. We will be strong followers and very responsive to our customer's interests, but I don't see any significant technology expenditures.

HENRY COFFEY: Are the branches within the various holding companies, I mean within the various banks, are the branches able to communicate?

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NED KELLY: Frankly, not as efficiently as we would like. And one of the things that we had trumpeted in the past, and as we looked at it in the cold light of day in connection with F&M, was what we call seamless banking, that's between our affiliate network. That banking is less seamless than I would like it to be. I'm not sure at the end of the day, there may be some technology improvements there. I think part of it, frankly, has to do with just getting people to focus on the fact that we would like a customer who walks in to a Potomac Valley branch to have the same access to his account and to his information as he does if he's just an F&M customer in Frederick who happens to commute to Washington, if you see what I'm saying. So we are focussed on that. I don't think, at the end of the day, I don't think that those technology expenses, other than what we do as a run rate matters to ensure we keep abreast of what makes sense are going to stick out.

HENRY COFFEY:  Does that lead to maybe a branding campaign?

NED KELLY: It may very well, as a matter of fact. And one of the things that my good friend and colleague, Alex Mason, has been looking at since he's been here is how it is that we can leverage the Mercantile brand throughout the network more effectively than we have in the past, and in particular in connection with our ventures in Washington and Northern Virginia.

HENRY COFFEY:  Thank you.

NED KELLY:  Yeah.

OPERATOR: Once again, if you have a question or a comment, please press one followed by four on your touchtone telephones at this time. We'll move on. Our next question is coming from Christopher Marinac with FIG Partners.

CHRISTOPHER MARINAC, FIG PARTNERS:  Hey Ned, how are you?

NED KELLY:  Great.  I wondered where you were.

CHRISTOPHER MARINAC: I'm here. Question on the timing of acquisitions on the bank side. Do you feel that you're ready to do that soon, or when would be an appropriate time for you to kind of make that next move, you know, all things equal.

NED KELLY: It's a perfect time from our standpoint, frankly, in mid year. Could we do one now if it came to us? Yeah. I think people would be not stressed, but would be potentially fatigued having just gotten through the F&M one, but I think they could do it. I think the great news about F&M from our standpoint Chris, was that we actually now have a bunch of people who have been through it, I think done it reasonably effectively, and therefore feel prepared to do another one. But at the end of the day, if I had my druthers I would wait another couple of quarters.

CHRISTOPHER MARINAC: Ned, you've seen cycles like this before. How would you portray kind of where we are now with not only pricing, but sort of I guess the sense of urgency from your personnel?

NED KELLY: I think there's a lot more activity than there was, is my own sense of it. And a lot of that is indirect, just in terms of chatter that I hear and conversations that I've had, not directly about any interest of ours. I think there are a lot of people assessing their options at this stage, and I think that ranges from the top of the market all the way down to the bottom. In terms of people thinking about what it is that they might be able to achieve on their own versus getting an acquisition premium and then potentially getting another one, and in some cases even getting a third one. And it's not unlike, in some respects, the beginning of the mid nineties as people looked at these pricing parameters and said my goodness, it's going to be awfully difficult for me to get there on my own. And in addition to that, if this keeps up, I might very well find myself in a position to generate two or three premiums. And I think that's gotten people's attention, Chris. I don't think it's reached in any way, shape, or form the level of fervour that we reached in the mid nineties, but it wouldn't surprise me to see it get there, especially since, as you know, to the extent the economy improves and rates begin to pick up, that may be good for us but it's not good for everybody.

CHRISTOPHER MARINAC: From a standpoint of new entrants coming in to your region, you know, thinking of Commerce as one example, does that make any difference to how your folks are operating or game planning for the future?

NED KELLY: No. I mean it's just an entirely different market for us, Chris. I mean I think Commerce does, as near as I can tell, a fabulous job. I don't know much about them. Obviously it's done a great job growing the liability side of the balance sheet. They're clearly very service oriented, they make a big splash, they've got a great marketing campaign. But from our standpoint, given the kind of banking we do and what we're focussed on, I think it would be interesting to see them in the market, but I can't imagine, frankly, that it would have that much impact on us.

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CHRISTOPHER MARINAC:  OK.  Great Ned, thank you.

NED KELLY:  Thank you.

OPERATOR:  Thank you, and our last question is a follow up from Arielle Whitman.

ARIELLE WHITMAN:  Hi Ned.

NED KELLY:  Arielle.

ARIELLE WHITMAN:  Thank you for taking this.

NED KELLY:  Sure.

ARIELLE WHITMAN: I just have one question which focuses on your comments with respect to the investment portfolio, and your 40-20-40 percentage break down. Can you just share with us why you think that that's the best percentage and why that break down is ideal?

NED KELLY: To be honest Ariel, it's arbitrary. And I think it's arbitrary in the sense that we have obviously come a long way from being effectively 100 percent treasuries. And I think in order to avoid shocking people like yourselves and some of our other investors, we've tried to maintain a very conservative stance. I think it is important to maintain liquidity and this firm historically has been conservative. I thought as an initial cut getting to 40-20-40 and we're now, as you know, slightly out of line with that, but not very much, made some sense. We're going to continue to assess the return profile and the cash flows of the portfolio. To the extent we choose to change that, we'll certainly let you know. But to be blunt about it, there's no science in it, it's just where we decided we would try to get, and we've gotten there.

ARIELLE WHITMAN:  And you've gotten there.  OK.  Thank you.

NED KELLY:  Yup.

OPERATOR: Ladies and gentlemen, I'm showing no further questions in the queue. Do you have any closing comments?

NED KELLY:  I don't.  Thank you very much.

OPERATOR: Thank you. Ladies and gentlemen, that does conclude today's teleconference. You may disconnect your lines and enjoy the rest of your day.

END

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